EXHIBIT 23.1



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-51085 and Registration Statement No. 333-90824 of Arizona Public Service Company on Form S-3 and in Registration Statement No. 333-46161 of Arizona Public Service Company on Form S-8 of our report dated February 8, 2002 (March 22, 2002, as to Note 17 and February 24, 2003 as to Note 18) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in 2001 in the method of accounting for derivatives and hedging activities in order to comply with the provisions of Statement of Financial Accounting Standards No. 133) appearing in this Current Report on Form 8-K of Arizona Public Service Company.


DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Phoenix, Arizona

February 24, 2003